SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|	Preliminary Proxy Statement
|_|	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|	Definitive Proxy Statement
|_|	Definitive Additional Materials
|_|	Soliciting Material Pursuant to Rule 14a-12

CORNERSTONE BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|	No fee required.

|_|	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

|_|	Fee paid previously with preliminary materials.

|_|
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

CORNERSTONE BANCSHARES, INC.
5319 Highway 153
Chattanooga, Tennessee 37343

March 17, 2006

Dear Shareholder,

I am pleased to invite you to attend our 2006 Annual Meeting of Shareholders, which will be held at 6:00 p.m., on April 20, 2006, at the Ooltewah branch of Cornerstone Bancshares, Inc. located at 8966 Old Lee Highway, Ooltewah, Tennessee.

As discussed in the accompanying proxy statement, you will be asked at the Annual Meeting to elect the Board of Directors, and to ratify the appointment of the auditors of Cornerstone Bancshares, Inc.

Your vote is important. Whether or not you are able to attend, it is important that your shares be represented at the meeting. Accordingly, please sign, date and return the enclosed proxy card at your earliest convenience.

Thank you for your cooperation.

        Yours Sincerely,

        Gregory B. Jones
        Chairman of the Board &
        Chief Executive Officer

CORNERSTONE BANCSHARES, INC.
5319 Highway 153
Chattanooga, Tennessee 37343

NOTICE OF MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 20, 2006

Notice is hereby given that the Annual Meeting of Shareholders (the “Shareholders Meeting”) of Cornerstone Bancshares, Inc., a Tennessee corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “Company”), will be held at the Ooltewah branch of the Company located at 8966 Old Lee Highway, Ooltewah, Tennessee, on April 20, 2006, beginning at 6:00 p.m. local time, for the following purposes:

1. Elect Directors. To elect thirteen (13) individuals to the Board of Directors;

2. Ratification of Appointment of Independent Auditors. To ratify the appointment of Hazlett, Lewis & Bieter, PLLC as independent auditors of the Company for the fiscal year ending December 31, 2006; and

3. Other Business. To transact such other or further business as may properly come before the Shareholders Meeting or any adjournment or postponement thereof.

Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement attached to this Notice.

Only shareholders of record at the close of business on February 28, 2006 are entitled to notice of, and to vote at, the Shareholders Meeting or any adjournment(s) thereof.

All shareholders, whether or not they expect to attend the Shareholders Meeting in person, are requested to complete, date, sign and return the enclosed proxy in the accompanying envelope. The proxy may be revoked by the person executing the proxy at any time before it is exercised by filing with the President of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Shareholders Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Chattanooga, Tennessee=
March 17, 2006	Gregory B. Jones Chairman of the Board of Directors and Chief Executive Officer

YOU ARE ENCOURAGED TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS REQUESTS THAT YOU, AT YOUR EARLIEST CONVENIENCE, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED REPLY ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
OF
CORNERSTONE BANCSHARES, INC.
TO BE HELD ON
APRIL 20, 2006

SOLICITATION OF PROXIES

This Proxy Statement is being furnished to the shareholders (the “Shareholders”) of Cornerstone Bancshares, Inc., a Tennessee corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) from holders of the outstanding shares of the common stock, $1.00 par value per share, of the Company (the “Common Stock”) for use at the annual meeting of the Shareholders to be held at the Company’s Ooltewah branch located at 8966 Old Lee Highway, Ooltewah, Tennessee, on Thursday, April 20, 2006, beginning at 6:00p.m. local time, and at any adjournment or postponement thereof (the “Shareholders Meeting”).

The Board has fixed the close of business on February 28, 2006 as the record date for the determination of Shareholders entitled to notice of, and to vote at, the Shareholders Meeting. Each share of the Common Stock entitles the holder thereof to one vote. As of February 28, 2006 there were issued and outstanding 3,223,284 shares of Common Stock.

Proxies for the Shareholders Meeting are hereby being solicited on behalf of the Company. In connection with the solicitation of proxies, the Board has designated Mr. Gregory B. Jones or Mr. Earl Marler, Jr. as their proxies. Shares represented by all properly executed proxy cards received in time for the meeting (the “Proxy Shares”) will be voted at the Shareholders Meeting in accordance with the directions on such proxies. If no directions are specified, the Proxy Shares will be voted (a) “FOR” the election of the thirteen (13) persons specified as nominees for directors of the Company; (b) “FOR” the ratification of the Audit Committee’s appointment of Hazlett, Lewis & Bieter, PLLC as independent auditors; and (c) in the best judgment of the person named in the enclosed proxy in connection with the transaction of such other business as may properly come before the Shareholders Meeting. The Board knows of no other business that will be presented for consideration at the Shareholders Meeting other than the matters described in this Proxy Statement. Should any director nominee named herein become unable or unwilling to serve if elected, it is intended that the Proxy Shares will be voted for the election, in his or her stead, of such other person as the Board may recommend.

The proxy is revocable by you by providing written notice to the President of the Company at any time prior to the exercise of the authority granted thereby or by attending the meeting and electing to vote in person.

This Proxy Statement is dated March 17, 2006 and it and the accompanying notice and form of proxy are first being mailed to the Shareholders on or about March 17, 2006. All costs of preparing, printing, assembling and mailing the form of proxy and the material used in the solicitation will be paid by the Company.

The presence in person or by proxy of the holders of a majority of the shares of the Common Stock will constitute a quorum for the transaction of business at the Shareholders Meeting. Votes cast by proxy or in person at the Shareholders Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat Proxy Shares that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but are not counted as for or against any proposal. In those instances where shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker nonvotes”), those shares will be counted as present for quorum purposes. Broker nonvotes will not be counted as votes for or against any proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Set forth below is information, as of February 28, 2006, with respect to beneficial ownership by (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each director and nominee of the Company, (c) each executive officer named in the compensation tables below and the Company’s chief executive officer and (d) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the Company’s knowledge, all persons listed below have the sole voting and investment power with respect to their shares of Common Stock (except to the extent that authority is shared by spouses under applicable law) and all shares of Common Stock are held directly.

Directors and Nominees

Name and Address of Beneficial Owner	Description	Amount and Nature of Beneficial Ownership	Percent of Outstanding Common Stock (1)
B. Kenneth Driver 5319 Highway 153 Chattanooga, Tennessee 37343	Director	54,922 (3)(7)	1.61%
Karl Fillauer 5319 Highway 153 Chattanooga, Tennessee 37343	Director	72,630 (3)(8)	2.13%
Nathaniel F. Hughes 5319 Highway 153 Chattanooga, Tennessee 37343	President, Treasurer and Director	95,200 (4)(9)	2.79%
Gregory B. Jones 5319 Highway 153 Chattanooga, Tennessee 37343	Chairman of the Board, Chief Executive Officer and Director	97,220 (5)(10)	2.85%
Jerry D. Lee 5319 Highway 153 Chattanooga, Tennessee 37343	Executive Vice President Senior Loan Officer and Director	95,400 (4)(11)	2.80%
Lawrence D. Levine 5319 Highway 153 Chattanooga, Tennessee 37343	Director	29,940 (3)(12)	0.88%
Earl A. Marler, Jr. 5319 Highway 153 Chattanooga, Tennessee 37343	Director	61,380 (3)(13)	1.80%
Frank S. McDonald 5319 Highway 153 Chattanooga, Tennessee 37343	Director	4,000	0.12%
Doyce G. Payne, M.D. 5319 Highway 153 Chattanooga, Tennessee 37343	Director	83,930 (3)(14)	2.46%
G. Turner Smith 5319 Highway 153 Chattanooga, Tennessee 37343	Director	41,250 (3)	1.21%
Wesley M. Welborn 5319 Highway 153 Chattanooga, Tennessee 37343	Director	7,500	0.22%
Billy O. Wiggins 5319 Highway 153 Chattanooga, Tennessee 37343	Director	85,170 (2)(15)	2.50%
Marsha Yessick 5319 Highway 153 Chattanooga, Tennessee 37343	Director	56,550 (3)(16)	1.66%
Robert B. Watson 5319 Highway 153 Chattanooga, Tennessee 37343	Senior Vice President	4,900 (6)	0.14%
Daniel W. Nichols 5319 Highway 153 Chattanooga, Tennessee 37343	Senior Vice President	5,310 (17)	0.16%

All directors and executive officers as a group (15) persons		795,302	23.35%

Notes

(1)
Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 3,223,284 shares issued and outstanding on February 28, 2006. Options to purchase 183,430 shares are exercisable or become exercisable within 60 days of February 28, 2006. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of such options relate, but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)	Includes 21,250 shares issuable within 60 days of February 28, 2006 upon exercise of options issued pursuant to the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan.
(3)	Includes 1,250 shares issuable within 60 days of February 28, 2006 upon exercise of options issued pursuant to the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan.
(4)
Includes 48,700 shares issuable within 60 days of February 28, 2006 upon exercise of options issued pursuant to the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan and the Cornerstone 2002 Long Term Incentive Plan.

(5)
Includes 47,220 shares issuable within 60 days of February 28, 2006 upon exercise of options issued pursuant to the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan and the Cornerstone 2002 Long Term Incentive Plan.

(6)	Includes 3,900 shares issuable within 60 days of February 28, 2006 upon exercise of options issued pursuant to the Cornerstone 2002 Long Term Incentive Plan.
(7)	Includes 53,672 shares held jointly with Mr. Driver’s spouse.
(8)	Includes 51,380 shares held jointly with Mr. Fillauer’s spouse, as to which Mr. Fillauer disclaims beneficial ownership.
(9)	Includes 1,500 shares held as custodian for Mr. Hughes’ children, as to which Mr. Hughes disclaims beneficial ownership.
(10)	Includes 14,500 shares held jointly with Mr. Jones’ spouse, and 2,800 shares held in an IRA account by Mr. Jones’ spouse, as to which Mr. Jones disclaims beneficial ownership.
(11)	Includes 2,500 shares held jointly with Mr. Lee’s spouse, 19,000 shares in spouse’s name and 1,200 shares held as custodian for a child, as to which Mr. Lee disclaims beneficial ownership.
(12)	Includes 400 shares held by Mr. Levine’s spouse and 21,790 shares held in a Charitable Remainder Trust as to which Mr. Levine disclaims beneficial ownership.
(13)	Includes 30,130 shares held jointly with Mr. Marler’s spouse, and 30,000 shares held in an IRA account by Mr. Marler’s spouse as to which Mr. Marler disclaims beneficial ownership.
(14)	Includes 26,680 shares held jointly with Dr. Payne’s spouse and 6,000 shares held by Dr. Payne’s spouse as to which Dr. Payne disclaims beneficial ownership.
(15)	Includes 6,000 shares held as custodian for a child, as to which Mr. Wiggins disclaims beneficial ownership.
(16)	Includes 25,000 shares held by Ms. Yessick’s spouse as to which Ms. Yessick disclaims beneficial ownership.
(17)
Includes 4,910 shares issuable within 60 days of February 28, 2006 upon exercise of options issued pursuant to the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan and Cornerstone 2002 Long Term Incentive Plan.

Voting Securities and Principal Shareholders

The Company is not aware of any "person" (as defined by the Securities Exchange Commission) who is the "beneficial owner" of more than 5% of the outstanding shares of the Company's common stock, as of February 28, 2006.

PROPOSALS

I.      ELECTION OF DIRECTORS

Pursuant to the Company’s bylaws, the Board has set the number of directors of the Company to be between nine and fifteen. The Board has named B. Kenneth Driver, Karl Fillauer, Nathaniel F. Hughes, Gregory B. Jones, Jerry D. Lee, Lawrence D. Levine, Earl A. Marler, Jr., Frank S. McDonald, Doyce G. Payne, M.D., G. Turner Smith, Wesley M. Welborn, Billy O. Wiggins and Marsha Yessick to stand for election as directors at the Shareholder’s Meeting. Should any one or more of these nominees become unable to serve for any reason, or choose not to serve, the Board may designate a substitute nominee or nominees (in which event the persons named in the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located or by resolution provide for a lesser number of directors.

Each director elected at the Shareholders Meeting will serve until the next Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. Directors will be elected by a plurality of the votes cast.

NOMINEES

Set forth below with respect to the directors and nominees for director of the Company is information regarding their business experience during the past five years and other information. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

Name	Age	Principal Occupation
B. Kenneth Driver	70	President and Chief Operating Officer of Fillauer Companies, Inc., a Chattanooga based prosthetic manufacturer. He has been a director of the Company since 1997 and of the Bank since 1996.
Karl Fillauer	58	Chairman of Fillauer Companies, Inc., a Chattanooga based prosthetic manufacturer. He has been a director of the Company since 1997 and of the Bank since 1996.
Nathaniel F. Hughes	47
President and Chief Operating Officer of the Company and the Bank since June 2004.
Mr. Hughes was President and Chief Financial Officer of the Bank and the Company
From April 2003 to June 2004. Mr. Hughes was Executive Vice President and Chief
Financial Officer from February 1999 to April 2003. Mr. Hughes has been a director of the Bank and the Company since April 2003. Mr. Hughes was Vice President and
Investment Officer with Pioneer Bank from 1998 to February 1999.

Gregory B. Jones	53
Chairman of the Board and Chief Executive Officer since April 2003. President and Chief Executive Officer of the Company and the Bank from January 1999 to April 2003. He has been a director of the Company and the Bank since 1999. Mr. Jones was Executive Vice President and Chief Financial Officer with Pioneer Bancshares, Inc. from 1998 to January 1999.

Jerry D. Lee	44
Executive Vice President and Senior Loan Officer of the Bank since April 1999. Mr.
Lee has been a director of the Bank and the Company since April 2003. Mr. Lee was
Vice President with Northwest Georgia Bank from 1998 to April 1999.

Lawrence D. Levine	76
Retired insurance executive since 2002. Prior to 2002 he was President of Financial Management Corp., a Chattanooga based insurance and financial management company. He has been a director of the Company since 1997 and of the Bank since 1996.

Earl A. Marler, Jr.	69
Previously served as Chairman of the Board of the Company from 1997 to April 2003 and of the Bank from 1996 to April 2003. He served as Chief Executive Officer of the Company from 1997 to 1998, and of the Bank from 1996 to 1998. He has been a director of the Company since 1997 and of the Bank since 1996.

Frank S. McDonald	54	President of Frank McDonald Architects, PLLC, a locally based architectural firm. He has been a director of the Company and Bank since September 2005.
Doyce G. Payne, M.D.	55	Retired physician of obstetrics and gynecology in the Chattanooga area. He has been a director of the Company since 1997 and of the Bank since 1996.
G. Turner Smith	65	Director of Southeast Energy Services, Inc., a Chattanooga based consulting company to the construction industry. He has been a director of the Company since 1997 and of the Bank since 1996.
Wesley M. Welborn	47	President of Welborn & Associates, Inc., a locally based consulting firm specializing in transportation logistics. He has been a director of the Company and Bank since September 2005.
Billy O. Wiggins	63	President of Checks, Inc., a Chattanooga based specialty check printing company. He has been a director of the Company since 1997 and of the Bank since 1996.
Marsha Yessick	58
Owner of Yessick’s Design Center, a Chattanooga based interior design company, and owner of Yessica’s a local manufacturer of various interior design products. She has been a director of the Company since 1997 and of the Bank since 1996.

II.     RATIFICATION OF AUDIT COMMITTEE’S SELECTION OF INDEPENDENT ACCOUNTANTS

The Company’s Audit Committee has appointed Hazlett, Lewis & Bieter, PLLC ("HLB"), independent certified public auditors for the Company and its subsidiaries for the year ending December 31, 2006. HLB has served as independent auditor for the Company since 1997 and the Bank since 1996. HLB has advised the Company that neither HLB nor any of its partners have any direct or material interest in the Company and its subsidiaries except as auditors and independent certified public accountants of the Company and its subsidiaries.

A representative of HLB will be present at the Shareholders Meeting and will be given the opportunity to make a statement on behalf of HLB if he or she so desires. The HLB representative is also expected to respond to appropriate questions from the shareholders.

The affirmative vote of the holders of a majority of the shares present in person or proxy at the Shareholder’s Meeting, at which a quorum is present, is required to ratify the appointment of HLB as independent auditors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF HAZLETT, LEWIS & BIETER, PLLC AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

EXECUTIVE COMPENSATION

Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information regarding the compensation and benefits provided to its chief executive officer and other executive officers, including the four other most highly compensated executive officers who receive more than $100,000 in annual compensation (the “Executive Officers”). The disclosure requirements for the Executive Officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting these individuals. In addition to the following, the Human Resource committee has prepared a report that is included elsewhere in this Proxy.

Compensation Table

The table below sets forth certain elements of compensation for the named executive officer of the Company and the Bank for the periods indicated.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long Term (1) Compensation
				Awards			Payouts
				Other	Restricted	Securities
				Annual	Stock	Underlying	LTIP	All Other
Name and		Salary	Bonus	Comp.	Awards	Options/SARs	Payouts	Comp.
Principal Position	Year	( $ )	( $ )	( $ )	( $ )	( # ) (2)	($)	( $ ) (3)

Gregory B. Jones	2005	$190,000	$40,000	0	0	9,000	0	$26,700
Chairman & CEO	2004	175,000	30,000	0	0	17,400	0	19,800
Company & Bank	2003	155,000	10,000	0	0	17,000	0	17,233

Jerry D. Lee	2005	$133,500	$30,000	0	0	7,000	0	$22,173
Ex. Vice President	2004	125,000	18,000	0	0	13,000	0	16,390
Sr. Loan Officer	2003	117,700	7,000	0	0	11,000	0	11,874
Bank

Nathaniel F. Hughes	2005	$133,500	$25,000	0	0	9,000	0	$20,951
President & COO	2004	125,000	18,000	0	0	13,000	0	15,300
Company & Bank	2003	115,200	7,000	0	0	11,000	0	12,337

Robert B. Watson	2005	$102,800	$35,000	0	0	3,000	0	$10,666
Sr. Vice President	2004	91,800	15,000	0	0	5,000	0	6,336
Bank	2003	85,000	3,000	0	0	4,000	0	5,296

Daniel W. Nichols	2005	$93,300	$20,000	0	0	2,000	0	$9,331
Sr. Vice President	2004	83,300	12,000	0	0	2,500	0	4,927
Bank	2003	76,500	0	0	0	2,000	0	4,515

(1)
The Company maintains a “1996 Cornerstone Statutory and Non-statutory Stock Option Plan” which was approved by the shareholders in 1996 and a “2002 Long Term Incentive Plan” which was approved by the shareholders in 2002. There were no shares of restricted stock held by any executive officers on December 31, 2005.

(2)
Options acquired pursuant to option grants must generally be held at least two years before partial vesting is possible. The Company has not granted any SAR’s, and stock option grants have been adjusted for the 2 for 1 stock split effective September 2004.

(3)
Includes $7,200, $7,800 and $8,400 in 2003, 2004 and 2005, respectively for Bank Board director’s fees to Mr. Jones. Includes $5,400, $7,800 and $8,400 in 2003, 2004 and 2005 respectively for Bank Board director’s fees for Mr. Hughes and Mr. Lee. Includes $10,033, $12,000 and $12,000 in 2003, 2004 and 2005, respectively for 410k) employer’s contribution for Mr. Jones. Includes $6,474, $8,590 and $9,182 in 2003, 2004 and 2005, respectively for 410k) employer’s contribution for Mr. Lee. Includes $6,937, $7,500 and $8,010 in 2003, 2004 and 2005, respectively for 410k) employer’s contribution for Mr. Hughes. Includes $5,296, $6,336 and $7,466 in 2003, 2004 and 2005, respectively for 410k) employer’s contribution for Mr. Watson. Includes $4,515, $4,927 and $5,598 in 2003, 2004 and 2005, respectively for 410k) employer’s contribution for Mr. Nichols. Includes $6,300, $4,591 $4,541, $3,200 and $3,733 in 2005 for employer’s ESOP contributions for Mr. Jones, Mr. Lee, Mr. Hughes, Mr. Watson and Mr. Nichols, respectively.

Options/SAR Grants in Last Fiscal Year

The following table contains information about option awards made to the named executive officer during the Company’s fiscal year ended December 31, 2005.

STOCK OPTION GRANTS IN 2005

	Individual Grants
	Number of	% of Total			Potential Realizable Value at
	Securities	Options/SAR’s			Assumed Annual Rates of
	Underlying	Granted to	Exercise or		Stock Price Appreciation for
	Options/SAR’s	Employees in	Base Price	Expiration	The Option Term (4)
Name	Granted (#)(1)	Fiscal Year	($/share)(2)	Date (3)	5% ($)	10% ($)
Gregory B. Jones	9,000	22.42%	$18.50	03/01/15	$104,670	$265,320

Jerry D. Lee	7,000	17.44%	$18.50	03/01/15	$81,410	$206,360

Nathaniel F. Hughes	9,000	22.42%	$18.50	03/01/15	$104,670	$265,320

Robert B. Watson	3,000	7.48%	$18.50	03/01/15	$34,890	$88,440

Daniel W. Nichols	2,000	4.99%	$18.50	03/01/15	$23,260	$58,960

(1)	These options are granted under the “2002 Long Term Incentive Plan”.
(2)
These options were granted at fair market value at the time of the grant, are generally 100% exercisable five years from the date of the grant, with a vesting schedule of 30% the third year, 60% the fourth year and 100% the fifth year.

(3)	These options could expire earlier in certain situations (see “Employment and Severance Contracts”).
(4)	The potential realizable value of the options granted in 2005 to the Executive Officers named above was calculated by multiplying those options by the excess of (a) the assumed market value at March 1, 2015 of common stock if the estimated market value of common stock were to increase 5% or 10% in each year of the option’s 10-year term over (b) the base price shown. This calculation does not take into account any taxes or other expenses, which might be owed. The 5% and 10% appreciation rates are set forth in the SEC rules and no representation is made that the common stock will appreciate at those assumed rates, or at all.

AGGREGATED OPTION EXERCISES IN 2005 AND DECEMBER 31, 2005 OPTION VALUES
	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options as of 12/31/05 ( # )		Value of Unexercisable, In-the Money Options at 12/31/05 ( $ )
Name	( # )	( $ )	Exercisable	Unexercisable	Exercisable	Unexercisable

Gregory B. Jones	0	$0	57,220	34,380	$909,748	$404,678

Jerry D. Lee	0	$0	48,700	24,500	$778,213	$280,263

Nathaniel F. Hughes	0	$0	48,700	26,500	$778,213	$289,763

Robert B. Watson	0	$0	3,900	8,100	$56,963	$83,163

Daniel W. Nichols	0	$0	4,910	5,190	$77,341	$54,196

(1)
Shares acquired pursuant to option grant must generally be held five years for 100% vestment, with a vesting schedule of 30% the third year, 60% the fourth year and 100% the fifth year adjusted for the 2 for 1 stock split effective September 2004.

(2)
Value is calculated as the difference between the estimated price of a share of common stock on December 31, 2005 ($23.25 per share) and the exercise price of the options. No value is reported if the exercise price of the options exceeded, or is equal to, the estimated market price of a share of common stock on December 31, 2005.

401(k) Plan

The Company has a 401(k) plan covering employees meeting certain age requirements. The plan is structured such that employees can contribute to the plan on a tax-deductible basis and have their contributions invested in various investment funds offered under the plan. The plan permits, but does not require, the Company to make an employer matching contribution during the plan year. Employer contributions, which represent 100% of the first 6% of an employee's salary contributed to the plan, totaled $142,146 in 2005.

1996 Cornerstone Statutory and Non-statutory Stock Option Plan

The Company established the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan (the "Plan") during 1996 as a long-term incentive for eligible employees and directors. The total number of shares that may be issued under the plan, as adjusted for the 2 for 1 stock split effective September 2004, may not exceed 410,000. Of such shares, 110,000 may be incentive stock options and the remaining 300,000 shares of stock may be nonqualified stock options. The persons eligible to receive incentive stock options under the plan are key Company employees and officers selected by the Human Resource Committee of the Board. Persons designated by the Committee who are eligible to receive nonqualified options need not be employees of the Company and generally will be non-management directors of the Company. The nonqualified stock options are issued at the market value of the Company's stock and are exercisable upon issue. The term of all options issued under the Plan is for 10 years. As of December 31, 2005 there have been 109,200 incentive stock options issued with 800 incentive stock options available for issue. There are 104,400 incentive stock options exercisable, none unexercisable and 4,800 incentive stock options have been exercised. There have been 274,000 nonqualified stock options granted under the Plan with 26,000 non-management stock options available for issue. There are 36,000 nonqualified stock options exercisable, 9,000 unexercisable and 229,000 nonqualified stock options have been exercised.

Cornerstone 2002 Long Term Incentive Plan

The Company established the 2002 Long Term Incentive Plan (the "Incentive Plan") with shareholder approval in April 2002 as long-term incentive for eligible employees and directors. The total number of shares, as adjusted for the 2 for 1 stock split effective September 2004, that may be issued under the Incentive Plan may not exceed 600,000. The Incentive Plan allows for the issuance of restricted stock, stock appreciation rights, performance awards, non-qualified stock options and incentive stock options. The persons eligible to receive grants under the Incentive Plan are key Company officers, employees and directors selected by the Human Resource Committee of the Board. The incentive stock options are issued at the market value of the Company's stock and are exercisable after two (2) years from issuance plus a three (3) year vesting period. The term of all grants are determined by the Human Resource Committee, but will not exceed ten (10) years. As of December 31, 2005 there have been 212,150 incentive stock options granted only to Company employees under the Incentive Plan through December 31, 2005. There are 387,550 stock options available for issue with 300 incentive stock options exercised. There are 46,050 stock options exercisable and 165,800 unexercisable. There has not been any other stock awards granted under the Incentive Plan.

Cornerstone Bancshares, Inc. 2004 Non-Employee Director Compensation Plan

The Company’s Board of Directors established the 2004 Non-Employee Director Compensation Plan (the “Director Plan”) to provide to non-employee directors the option to receive all or part of their compensation for serving on the Board and on any committee of the Board in shares of common stock of the Company. The total number of shares that may be issued under the Director Plan may not exceed 40,000, as adjusted for the 2 for 1 stock split effective September 2004. Shares of common stock received under the Director Plan will be issued within forty-five days of the end of the calendar quarter in which they were earned. The number of shares delivered pursuant to the Director Plan will equal the amount of the applicable director compensation divided by the average closing price of the common stock for the five trading days immediately preceding the date on which such director compensation was earned. There have not been any shares of Company common stock issued under the Director Plan.

Equity Compensation Plan Information as of December 31, 2005

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders:	361,250	$9.08	414,350
Equity compensation plans not approved by security holders:	0	$0.00	0
Total	361,250	$9.08	414,350

Employment Agreements

The Company has entered into "Executive Agreements" with three members of senior management: Gregory B. Jones, Chief Executive Officer and Chairman of the Board; Nathaniel F. Hughes, President and Chief Operating Officer and Jerry D. Lee, Executive Vice President and Senior Loan Officer. The original agreements were in effect for a period of three years and expired on March 2, 2002. The expiration date of each agreement has been extended until March 2, 2008.

Each agreement contains change-in-control provisions requiring a potential successor to negotiate with the employee as a condition to acquisition. The final employment agreement between the successor entity and the employee must be for a period of at least two years with a similar compensation package. If the employee is terminated, he must receive all compensation due at that time plus two years base salary. In addition all unexercised incentive stock options will become 100% vested. If such termination payment is made to the employee, he will agree not to engage in any business or activity within the Chattanooga Standard Metropolitan Statistical Area for a period of one-year, which is directly or indirectly in competition with the successor entity.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held twelve meetings during 2005 and all of the directors attended at least 75% of the aggregate total number of meetings of the Board and meetings of the Board committees on which they served. The Company does not have a policy for director attendance at annual meetings. Of the thirteen directors of the Board, the Board has determined that ten directors are independent under the requirements of Rule 10A-3 of the Securities Exchange Act of 1934. The Company has four standing committees: the Audit Committee, the Asset/Liability Management and Strategic Planning Committee, the Human Resource Committee and the Nominating and Board Governance Committee. These committees advise on policy origination and plan administrative strategy and assure policy compliance through management reporting from areas under their supervision. These same four committees also serve the Company's only bank subsidiary, Cornerstone Community Bank. In addition, the Bank has a Directors Loan Committee.

The Audit Committee historically has recommended annually to the Board the accounting firm to be engaged as independent auditors for the Company for the next fiscal year and after the enactment of the Sarbanes-Oxley Act of 2002 now selects and engages the Company’s independent auditors. Pursuant to its Amended and Restated Audit Committee Charter, the Audit Committee, among other things, reviews financial statements, plans and reviews the results of internal auditing, financial reporting procedures, reports of regulatory authorities, compliance with internal controls required by the Federal Deposit Insurance Corporation Improvement Act and periodically reports to the Board. Mr. Smith, Mr. Levine, Dr. Payne, Mr. McDonald and Mr. Large constitute the members of this Committee. This Committee held five meetings for the Company and the Bank during 2005.

The Asset/Liability Management and Strategic Planning Committee oversees and reviews the Company's investment portfolio, risk management process, development and implementation of the Company’s strategic plan and interest risk positions. The members of this Committee are Mr. Driver, Mr. Levine, Mr. Marler, Mr. Welborn and Mr. Wiggins. This Committee held four meetings for the Company and the Bank during 2005.

The Human Resource Committee makes recommendations to the Board with respect to the compensation of executive officers and employees of the Company and the Bank. The Company's Human Resource committee administers the 401-(k) plan, the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan, the 2002 Long Term Incentive Plan and the 2004 Non-Employee Director Compensation Plan. In addition, the Committee oversees the Company's employee benefit and salary administration functions. Dr. Payne, Mr. Fillauer, Mr. Levine, Mr. Smith and Ms. Yessick constitute the members of this Committee. This Committee held three meetings for the Company and the Bank during 2005.

The Nominating and Board Governance Committee identifies, investigates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and diversity. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the Bank and the long-term interest of the shareholders. The Committee develops and maintains a list of potential candidates for the Board. In conducting this assessment, the Committee considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board, the Company and the Bank, to maintain a balance of knowledge, experience and capability. This Committee also reviews the performance and contribution of independent members of the Board and determines the need for any corporate officer to be considered a candidate for nomination. The Committee will not consider nominees for directors recommended by shareholders. The Committee has a charter approved by the Board annually. Each member of the Committee would be independent as required by Nasdaq or the New York Stock Exchange. Mr. Fillauer, Mr. Marler, Mr. Driver, Mr. Wiggins and Ms. Yessick constitute the members of this Committee. This Committee held three meetings in 2005.

Compensation of Directors

The directors of the Company are not compensated for their attendance at Board meetings or committee meetings. Company directors are eligible to receive an annual retainer as compensation for their services on the Board if the Company meets certain financial performance goals set forth in the Company’s annual profit plan, as from time to time amended. These payments, if any, can be paid in cash or stock. The 2004 Non-Employee Director Compensation Plan provides the opportunity for director compensation paid by the Company to be in the form of Company common stock. Company non-management directors were compensated $4,000.00 each in 2005. Total director fees paid by the Company for services rendered on behalf of the Company in 2005 were $44,000. Non-management Company directors are eligible to participate in the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan and the 2002 Long Term Incentive Plan. There were 500 options granted in January 2005 to each Company non-management director. There were 2,000 options granted in January 2006 to each Company non-management director. These options were granted to non-management directors under the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan. These options expire in ten years, were issued at market price and are vested 50% after the first anniversary date and 50% after the second anniversary date. (See “Security Ownership of Certain Beneficial Owners and Management”)

The directors for the Company’s wholly owned subsidiary Bank, Cornerstone Community Bank, received $700 for each Board meeting of the Bank. Each non-management director received $200 for each Bank Audit Committee meeting attended. Each non-management director received $175 for all other committee meetings attended. The Chairperson of the Bank Audit Committee received $250 for each meeting attended. The Chairpersons of all other Bank committees received $200 for each meeting attended. Total director fees paid by the Bank for services rendered on behalf of the Bank in 2005 were $132,475.

Code of Conduct

The Company has a code of conduct that applies to all employees and directors of the Company and Bank. The purpose of the code of conduct is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to: (1) promote honest and ethical conduct; (2) provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission and other public communications by the Company; (3) be in compliance with applicable governmental laws, rules and regulations; (4) promptly report any violations of the code of conduct; and, (5) establish accountability for adherence to the code of conduct. Each director is required to read and certify annually that he or she has read, understands and will comply with the code of conduct.

Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s related rules, the Company is required to disclose whether it has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Company’s chief executive officer and senior financial officers are bound by the Company’s code of conduct which contains provisions consistent with the Securities and Exchange Commission’s description of a code of ethics.

Communications with Directors

Shareholders are encouraged to communicate with directors either in person or in writing at any time. Communications are not screened and written communications are passed on to the Board for their review and consideration. Written communications should be sent to Cornerstone Bancshares, Inc., Attention: Chairman of the Audit Committee, 5319 Highway 153, Chattanooga, Tennessee 37343.

HUMAN RESOURCE COMMITTEE COMPENSATION REPORT

The Human Resource Committee either approves or recommends to the Board payment amounts and award levels for the Executive Officers of the Company and its subsidiary. This report reflects the Company’s philosophy as endorsed by the Company’s Board and the Human Resource Committee and resulting actions taken by the Company for the reporting periods shown in the compensation tables supporting the report.

General

The Human Resource Committee is composed of five independent, non-management directors who have no "interlocking" relationships as defined by the Securities and Exchange Commission. The Human Resource Committee fully supports the Company's philosophy that the relationship between compensation and individual performance is the cornerstone of the salary administration program, and the reward of consistent, superior performance is equally important to the control of salary expense in the management of the Company's operating overhead. Executive Officer compensation is comprised of: base pay, annual cash incentives and long-term non-cash incentives. The administration of Executive Officer compensation in these areas is based not only on individual performance and contributions, but also on total Company performance relative to profitability and shareholder interests. The Human Resource Committee makes recommendations to the Board with a view to: (i) ensuring that a competitive and fair total compensation package is provided the directors, officers and employees in order to recruit and retain quality personnel; (ii) ensuring that written performance evaluations are made not less frequently than annually; and, (iii) periodically reviewing and revising salary ranges and total compensation programs for directors, officers and employees.

Base Salary and Increases

In establishing Executive Officer base salaries and increases, the Human Resource Committee considers individual annual performance and the relationship of total compensation to the defined salary market. The decision to increase base pay is recommended by the chief executive officer and approved by the Human Resource Committee using performance results documented and measured annually. Information regarding salaries paid by other financial institutions is obtained and is used in the decision process to ensure competitiveness with the Company's peers and competitors.

The Company's philosophy is to provide base pay competitive with other banks and bank holding companies of similar size located in the southeast.

Executive Officer Pay

The Human Resource Committee formally reviews the compensation paid to the Executive Officers in January each year. Changes in base salary and the awarding of cash incentives are based on overall financial performance and profitability related to objectives stated in the Company's strategic performance plan and the initiatives taken to direct the Company. Salary information is gathered and used in formulating recommendations regarding changes in the chief executive officer's compensation to ensure that the chief executive officer's total compensation is comparable with industry peers. The Board makes the final approval.

After a review of market information, the Human Resource Committee established Mr. Jones' base salary for the year 2005 at $190,000. This salary level represents an 8.58% increase or $15,000 from the year 2004 base salary. For the year beginning January 1, 2006 Mr. Jones’ annual base pay was increased to $210,000. This salary level represents a 10.53% increase or $20,000 from the year 2005 base salary. This salary level reflects an appropriate compensation level based in part on his past accomplishments with the Company.

Annual Cash Incentives

From time to time the Company uses annual cash incentives for specific short-term results. For the Company’s performance in 2004, the Company used the plan for a cash incentive to the Chief Executive Officer in the amount of $40,000. This incentive payment was made in January of 2005. For the Company’s performance in 2005, the Company used the plan for a cash incentive to the Chief Executive Officer in the amount of $50,000 paid in January 2006.

Long-Term Incentives

The Company and its shareholders have previously approved the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan, and 110,000 shares of Company stock have been reserved for issue under this plan as employee incentive stock options. In addition the shareholders approved the 2002 Long Term Incentive Plan, and 600,000 shares of Company stock have been reserved for issue under this plan as statutory and non-statutory stock options. In 2005 the Human Resource Committee recommended and the Board of Directors approved the issuance of stock options to purchase 9,000 shares of Company Stock at an exercise price of $18.50 per share to Mr. Jones as an additional long-term incentive. (See "Stock Option Grants in 2005")

Employment and Severance Contracts

The Company has entered into "Executive Agreements" with key Executive Officers, including Mr. Jones, Mr. Hughes and Mr. Lee. These agreements, among other things, provide Mr. Jones, Mr. Hughes and Mr. Lee, under certain circumstances, with two years of salary and immediate vesting of any unvested stock options in the event of a change in control of the Company or the Bank through a merger, sale or acquisition. The original agreements expired in 2002, but were extended in 2002 and again in 2005 with new expiration dates in 2008. If there is no change of control of the Company or the Bank, no such benefits will be paid to Mr. Jones, Mr. Hughes or Mr. Lee.

$l Million Deduction Limit

At this time the Company does not appear to be at risk of losing federal income tax deductions under the $1 million deduction limit on executive pay established under Section 162(m) of the Internal Revenue Code of 1986, as amended. As a result, the Company has not established a policy regarding this limit.

Summary

In summary the Company's overall executive compensation program is designed to reward managers for individual, Company and share-value performance. The executive compensation program incorporates a shareholder point of view in several different ways and contains significant protections for shareholders. The Human Resource Committee monitors the various program guidelines and may adjust these as it deems appropriate. The Human Resource Committee believes that the compensation of the Company's officers and employees, including the Executive Officers, is reasonable and competitive with compensation paid by other financial institutions of similar size. The Company's total personnel expense, as a percentage of average assets was 1.58% on December 31, 2005.

This concludes the report of the Human Resource Committee.

Doyce G. Payne     Lawrence D. Levine     G. Turner Smith     Marsha Yessick     Karl Fillauer

AUDIT COMMITTEE REPORT

Identification of Members and Functions of Committee

The Audit Committee of the Company's Board of Directors is currently comprised of five non-employee directors: (1) G. Turner Smith, (2) Lawrence D. Levine, (3) Doyce G. Payne, (4) Frank S. McDonald and (5) James H. Large. Each member of the Audit Committee is “independent” as defined by Rule 4200(a)(15) of the National Association of Securities Dealer, Inc.’s listing standards and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Securities and Exchange Act”). The Audit Committee does not have a financial expert, “as defined in 17 CFR 229.401(e), because no director on the Board of Directors satisfies the criteria of a financial expert and the Company has not been able to find a suitable board member who is a financial expert.

Committee Charter

The Audit Committee and the Board has approved and adopted an Amended and Restated Audit Committee Charter for the Audit Committee. In accordance with the Audit Committee Charter, the Audit Committee assists the Board in fulfilling its responsibility for overseeing the accounting, auditing and financial reporting processes of the Company. The Audit Committee met five times in fiscal year 2005. Prior to the release of quarterly reports in fiscal year 2005, the Audit Committee or a member of the Committee also reviewed and discussed the interim financial information contained therein with HLB.

Audit Fees

The aggregate fees billed for professional services rendered by HLB for the fiscal years ended December 31, 2004 and December 31, 2005 were:

Services	Fiscal Year	Amount
Audit Fees (1):	2004 2005	$ $	52,836 76,800
Audit Related Fees (2):	2004 2005	$ $	17,500 19,103
Tax Fees (3):	2004 2005	$ $	7,400 11,070
All Other Fees (4):	2004 2005	$ $	1,326 1,000

(1)
Audit fees consist of services rendered for the audit of the annual financial statements, including required quarterly reviews, statutory and regulatory filings or engagements and services that generally only the auditor can reasonably be expected to provide.

(2)
Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the financial statements or that are traditionally performed by the independent auditor.

(3)	Tax fees are for professional services rendered for tax compliance, tax advice and tax planning.
(4)	All other fees are for services other than those in the previous categories such as permitted corporate finance assistance and permitted advisory services.

The Audit Committee’s pre-approval policies and procedures related to products and services provided by its principal accountants are set forth in the Company’s Amended and Restated Audit Committee Charter. In fiscal years 2004 and 2005, the Audit Fees, Audit Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

Auditor Independence

The Audit Committee received from HLB written disclosures and a letter regarding its independence as required by Independence Standards Board Standard No. 1, describing all relationships between the auditors and the Company that might bear on the auditors' independence, and discussed this information with HLB. The Audit Committee also reviewed and discussed with management and with HLB the quality and adequacy of the Company's internal controls. The Audit Committee also reviewed with HLB and financial management of the Company the audit plans, audit scope and audit procedures. The discussions with HLB also included the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended. The Audit Committee has also considered, and concluded, that the provision of services by HLB described under the caption “All Other Fees” are compatible with maintaining the independence of HLB.

Review of Audited Financial Statements

The Audit Committee has reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2005 and has discussed the audited financial statements with management and with HLB. Based on all of the foregoing reviews and discussions with management and HLB, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, to be filed with the Securities and Exchange Commission.

The foregoing report is submitted by the Audit Committee, consisting of:

Doyce G. Payne  Lawrence D. Levine G. Turner Smith  James H. Large Frank S. McDonald

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Company directors, executive officers and their affiliates, including corporations and firms of which they are officers or in which they and/or their families have an ownership interest, are customers of the Company and its subsidiary. These persons, corporations and firms have had transactions in the ordinary course of business with the Company and its subsidiary, including borrowings, all of which, in the opinion of management, were on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features. The Company and its subsidiary expect to have such transactions on similar terms with directors, executive officers and their affiliates in the future. The aggregate amount of loans outstanding by Cornerstone Community Bank to directors, executive officers and related parties as of December 31, 2005 was approximately $771,270 which represented 2.38% of the Company’s consolidated shareholders’ equity on that date.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under federal securities laws, the Company’s directors, executive officers and holders of 10% or more of shares of Common Stock are required to report, within specified due dates, their initial ownership of the Common Stock and all subsequent acquisitions, dispositions or other transfers of beneficial interests therein, if and to the extent reportable events occur which require reporting by such due dates. Based solely on representations and information provided to the Company by the persons required to make such filings, the Company believes that all filing requirements were complied with during the last fiscal year.

Shareholder Proposals for the 2007 Annual Meeting

Proposals of shareholders of the Company intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the Company at its principal executive offices on or before November 17, 2006. Proposals received before the deadline will be included in the Company's Proxy Statement and Proxy relating to the 2007 Annual Meeting of Shareholders. Only proper proposals which are timely received will be included in the Proxy Statement and Proxy.

Available Information

The Company is subject to the informational requirements of the Securities Exchange Act and, in accordance therewith, is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Shareholders may inspect and copy such reports, proxy statements and other information at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission’s regional offices at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Shareholders may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the Securities and Exchange Commission, Washington, D.C. at prescribed rates. The Securities and Exchange Commission maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports, proxies, information statements, registration statements and other information filed with the Securities and Exchange Commission through the EDGAR system.

Annual Report on Form 10-KSB

A copy of the Company's Annual Report on Form 10-KSB is being mailed with this proxy statement to each shareholder of record.